Exhibit 99.1

CORMEDIX INC. REPORTS Second QUARTER and six month 2019 FINANCIAL RESULTS AND PROVIDES BUSINESS UPDATE

Conference Call Scheduled for Today at 4:30 p.m. Eastern Time

Berkeley Heights, NJ – August 13, 2019 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced financial results for the second quarter and six months ended June 30, 2019 and provided an update on recent developments.

Recent Corporate and Clinical Highlights:

•	Received feedback from the U.S. Food and Drug administration on the Company’s Neutrolin® LOCK-IT 100 data and the submitted statistical analyses of data and additional information requested by the FDA for the primary and secondary efficacy endpoints. Based on the FDA’s feedback, the Company will not conduct another clinical trial prior to filing the new drug application (NDA). The Company expects to hold a pre-NDA meeting with the FDA in the fourth quarter of 2019, and based on current estimates, anticipates NDA approval during the second half of 2020.

•	Presented at the FDA public meeting on the Limited Population Pathway for Antibacterial and Antifungal Drugs (LPAD) hearing held on July 12, 2019. Dr. Phoebe Mounts, Esq, CorMedix Executive Vice President and General Counsel, recommended several ways in which the LPAD draft guidance for industry issued by the FDA could be strengthened and emphasized the public health importance of the LPAD pathway for novel antimicrobial products such as Neutrolin.

•	Announced publication of taurolidine pre-clinical oncology data in “Investigational New Drugs” journal. The paper, entitled: “Dual Functionality of the Antimicrobial Agent Taurolidine which Demonstrates Effective Anti-tumor Properties in Pediatric Neuroblastoma” highlighted results from a study investigating the anticancer activity of taurolidine in neuroblastoma. The findings support the further investigation and evaluation in future pre-clinical studies and clinical trials for the treatment of pediatric neuroblastoma.

•	Received approximately $5.1 million from the sale of its unused New Jersey Net Operating Losses through the Technology Business Tax Certificate program of the New Jersey Economic Development Authority.

•	Cash, cash equivalents and short-term investments at June 30, 2019 amounted to $26.4 million.

Khoso Baluch, CorMedix CEO commented, “We have made significant progress on our goal of bringing Neutrolin to the U.S. market as a catheter lock solution for hemodialysis. We have been in active communication with the FDA over the last several quarters and believe that the data from our Phase 3 LOCK-IT-100 study are sufficient for FDA review and potential approval, eliminating the need for a second Phase 3 study. Our focus now turns to making sure that we have all of the data and information required to file an NDA and obtain marketing approval. We also are making necessary preparations for the launch of Neutrolin in the U.S. hemodialysis market, including the steps necessary to build a world-class commercialization program. We believe we have the team, the focus, and a therapy that will meaningfully improve patient outcomes and are excited about the opportunity in front of us.”

Second Quarter and Six Month 2019 Financial Highlights

For the second quarter 2019, CorMedix recorded a net loss of $0.7 million, or $0.03 per share, compared with a net loss of $8.6 million, or $0.52 per share, in the second quarter of 2018, a decrease of $7.9 million. During the second quarter of 2019, the Company recorded a tax benefit of $5.1 million resulting from the sale of $5.4 million of its New Jersey Net Operating Losses. R&D expenses declined significantly, while SG&A expense increased, partially offsetting the reduction in R&D.

Operating expenses in the second quarter of 2019 declined 35% to $5.5 million, compared with $8.5 million in the second quarter of 2018. R&D expense declined approximately 55% to $3.0 million from $6.6 million, mainly due to a $4.7 million decrease in clinical trial expense, partially offset by a $1 million increase in CMC-related activities. SG&A expense increased 32% to $2.6 million compared with $1.9 million in the second quarter of 2018. Higher compliance expenses, staffing, consulting and marketing expenses were partially offset by a reduction in legal fees, patents, and investor relations expenses.

For the six months ended June 30, 2019, CorMedix recorded a net loss of $5.9 million, or $0.25 per share, compared with a net loss of $18.7 million, or $1.19 per share, in the first half of 2018, a decrease of $12.8 million. The decrease in net loss in the first half of 2019 compared with the first half of 2018 was driven primarily by decreased costs related to the winding down of the LOCK-IT-100 clinical study and the tax benefit derived from the sale of the Company’s New Jersey Net Operating Losses.

Operating expenses in the first half of 2019 were $10.4 million, compared to $18.7 million in the first half of 2018, a decrease of approximately 44%. This decrease was due primarily to a $9.0 million, or 60%, decrease in R&D expense, while SG&A expense increased by 18%.

Total cash on hand and short-term investments as of June 30, 2019 was $26.4 million, excluding restricted cash of $0.2 million. The Company believes that, based on the Company’s cash resources at June 30, 2019, it has sufficient resources to fund operations into the third quarter of 2020, including the submission of the New Drug Application for Neutrolin and initial preparations for commercial launch.

Conference Call Information

The management team of CorMedix will host a conference call and webcast today, August 13, 2019, at 4:30 PM Eastern Time, to discuss recent corporate developments and financial results. Call details and dial-in information is as follows:

Domestic:	844-602-0380
International:	862-298-0970
Passcode:	55784708
Webcast:	https://www.investornetwork.com/event/presentation/51874

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters, currently in Phase 3 development for patients undergoing chronic hemodialysis. Such infections have significant treatment costs and lead to increased morbidity and mortality. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provide the potential for priority review of a marketing application by FDA and allow for a total of ten years of market exclusivity in the event of U.S. approval. Neutrolin is already marketed as a CE Marked product in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels.  The company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  For more information, visit: www.cormedix.com.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the results of our discussions with the FDA regarding the Neutrolin development path, including whether a second Phase 3 clinical trial for Neutrolin will be required; the resources needed to complete the information required to submit a new drug application for Neutrolin to the FDA; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors

617-535-7746

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CorMedix Inc. and Subsidiary

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Revenue:
Net sales	$35,266	$7,551	$198,958	$30,760
Cost of sales	(21,128)	(33,663)	(248,083)	(62,238)
Gross profit (loss)	14,138	(26,112)	(49,125)	(31,478)
Operating Expenses:
Research and development	(2,979,907)	(6,600,213)	(5,854,903)	(14,880,657)
Selling, general and administrative	(2,571,587)	(1,945,825)	(4,556,509)	(3,848,838)
Total Operating Expenses	(5,551,494)	(8,546,038)	(10,411,412)	(18,729,495)
Loss From Operations	(5,537,356)	(8,572,150)	(10,460,537)	(18,760,973)
Other Income (Expense):
Interest income	95,964	10,196	154,785	24,971
Foreign exchange transaction gain (loss)	(8,808)	5,043	(10,285)	(4,154)
Interest expense, including amortization of debt discount	(306,736)	-	(608,783)	(1,873)
Total Other Income (Expense)	(219,580)	15,239	(464,283)	18,944

Loss before income taxes	(5,756,936)	(8,556,911)	(10,924,820)	(18,742,029)
Tax benefit	5,060,778	-	5,060,778	-
Net Loss	(696,158)	(8,556,911)	(5,864,042)	(18,742,029)
Other Comprehensive Income (Loss):
Unrealized gain from investments	8,846	-	7,839	-
Foreign currency translation gain (loss)	285	395	(21)	(1,030)
Total Other Comprehensive Income (Loss)	9,131	395	7,818	(1,030)
Comprehensive Loss	$(687,027)	$(8,556,516)	$(5,856,224)	$(18,743,059)
Net Loss Per Common Share – Basic and Diluted	$(0.03)	$(0.52)	$(0.25)	$(1.19)
Weighted Average Common Shares Outstanding – Basic and Diluted	23,825,773	16,470,865	23,451,988	15,738,605

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CORMEDIX INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEET DATA

	June 30, 2019	December 31, 2018
Assets
Cash, cash equivalents and restricted cash	$14,733,383	$17,795,323
Short-term investments	$11,824,642	$-
Total Assets	$27,559,206	$18,825,914
Total Liabilities	$11,084,155	$13,891,658
Accumulated deficit	$(184,852,140)	$(178,988,098)
Total Stockholders’ Equity	$16,475,051	$4,934,256

CORMEDIX INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW DATA

	Six Month Periods Ended June 30,
	2019	2018

Cash Flows from Operating Activities:
Net loss	$(5,864,042)	$(18,742,029)
Net cash used in operating activities	(7,203,015)	(11,389,784)
Cash Flows from Investing Activities:
Net cash (used in) provided by investing activities	(11,839,528)	1,565,973

Cash Flows from Financing Activities:
Proceeds from sale of common stock from at-the-market program	15,234,529	4,149,713
Proceeds from exercise of warrants	634,062	-
Proceeds from exercise of stock options	112,766	-
Net cash provided by financing activities	15,981,357	4,149,713
Net Decrease in Cash	(3,061,940)	(5,677,751)
Cash - Beginning of Period	17,795,323	10,551,282
Cash - End of Period	$14,733,383	$4,873,531

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